UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

July 7, 2005

Date of Report (Date of earliest event reported)

CONSOL Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14901	51-0337383
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Consol Plaza

1800 Washington Road

Pittsburgh, Pennsylvania 15241

(Address of principal executive offices including zip code)

Registrant’s telephone number, including area code:

(412) 831-4000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 — Regulation FD Disclosure.

As part of the separation of CONSOL Energy Inc.’s (“CEI”) gas business into CNX Gas Corporation (“CNX Gas”), a new wholly-owned subsidiary of CEI, the following disclosures are being made, which may constitute material nonpublic information to beneficial owners of securities issued by CEI (all information is as of March 31, 2005 unless otherwise indicated):

CEI will contribute substantially all of the assets of CEI’s gas business, including all of CEI’s rights to coalbed methane (“CBM”) associated with 4.5 billion tons of coal reserves owned or controlled by CEI in Northern Appalachia, Central Appalachia, the Illinois basin and other western basins and CEI’s rights to conventional gas. The assets being transferred include (i) development rights to 296,000 net CBM acres in Central Appalachia (which acreage contains most of CEI’s 353 million tons of proved coal reserves owned or controlled by CEI in this area, including 1,564 net producing wells and 1,697 identified additional CBM drilling sites and consists of 113,500 net proved developed CBM acres, 34,500 net proved undeveloped CBM acres and 148,000 net unproved CBM acres), (ii) joint venture interests relating to 135,400 gross conventional gas acres being explored in Central Appalachia containing 22 wells, in which 1,200 conventional drilling sites have been identified and 2,600 gross proved developed conventional acres, (iii) 407,831 net CBM acres in Northern Appalachia (which acreage contains most of the 2.6 billion tons of proved coal reserves owned or controlled by CEI in this area and in which 734 additional drilling locations have been identified and consists of 27,991 net proved developed CBM acres, 3,840 net proved undeveloped CBM acres and 376,000 net unproved CBM acres), (iv) joint venture interests in Tennessee relating to 220,480 gross conventional gas leasehold acres in which 5,800 conventional drilling sites are available and 2,520 gross proved developed conventional acres, and (v) all of CEI’s rights associated with CBM in approximately 1.6 billion tons of coal reserves owned or controlled by CEI in the Illinois and other western basins. CEI estimates that it would cost approximately $320 million (in 2005 dollars) to fully develop the proved undeveloped reserves excluding abandonment costs. CNX Gas will also have access to the results of CEI’s core samples as well as its own core samples including 1,369 core samples in Central Appalachia and 7,443 core samples in Northern Appalachia. Collectively, the coal seams in Central Appalachia are estimated to range from a total thickness of 15 to 40 feet and to have gas contents of 400 to 600 cubic feet of gas per ton of coal in place; collectively, the coal seams in Northern Appalachia are estimated to range from a total thickness of 10 to 30 feet and to have a gas content of 100 to 250 cubic feet of gas per ton of coal in place. As a result of the separation, CNX Gas will have stand alone financial statements and its stand alone historical financial results will differ slightly from the gas operations’ segment information previously reported by CEI. For example, for fiscal 2004 CEI reported an aggregate of approximately $392 million of total sales from gas and $125 million of earnings before income taxes for gas while CNX Gas stand alone total revenues and earnings before income taxes are approximately $398 million and $133 million, respectively.

As a result of the Buchanan mine fire, CEI currently estimates that the wells drilled in 2005 will be reduced to 188, that the mine fire will result in 1.5 Bcf impairment of gas production which excludes a curtailment of 0.7 Bcf through May 31, 2005 due to transportation restrictions (which transportation restrictions are now estimated to result in a total curtailment of 1.1 Bcf for 2005).

At March 31, 2005, the following hedging arrangements were in place:

2005 – 38,177,665 mcf @ $4.77 per mcf;

2006 – 14,822,335 mcf @ $6.88 per mcf;

2007 – 7,411,168 mcf @ $7.67 per mcf; and

2008 – 7,431,472 mcf @ $7.20 per mcf.

CEI plans to enter into various agreements with CNX Gas including a master separation agreement, a registration rights agreement, a tax sharing agreement, a services agreement, a master cooperation and safety agreement and an intercompany revolving credit agreement. Under the terms of the master separation agreement CEI will contribute the gas assets, CNX Gas will assume certain liabilities related to the gas business and agree to certain covenants, CEI and CNX Gas will agree to various indemnities and CEI and CNX Gas will coordinate various financial and financial reporting matters. While certain deeds effecting the contribution are special warranty deeds, the gas assets are essentially being contributed ‘as is’ and the law varies from state to state on the real estate rights which one must own to produce CBM. The registration rights agreement will among other matters provide CEI with rights to register its shares of CNX Gas stock under the securities laws. The tax sharing agreement relates to the filing of tax returns and various tax matters. The services agreement relates to various general administrative services which CEI will continue to provide to CNX Gas, such as cash management, accounting and tax, legal, information technology, payroll and human resources. The master cooperation and safety agreement will govern the operations of the coal business and gas business. In general, the parties will coordinate their operations and in the event of conflict, the coal operations will prevail over the gas operations so long as CEI pays fair compensation to CNX Gas for affected assets or operations. This agreement and the charter for CNX Gas will also allocate corporate opportunities between CNX Gas and CEI. The intercompany revolving credit agreement will provide for CEI to lend, until CNX Gas obtains third party financing, up to $50 million at any one time outstanding to CNX Gas with interest at CEI’s short term borrowing rate. As part of the transaction, Nicholas J. DeIuliis, Senior Vice President – Strategic Planning of CEI, Ronald E. Smith, Executive Vice President - Gas Operations, Land Resources and Engineering Services and Gary Bench, Vice – President Tax of CEI will no longer hold their positions with CEI and will accept positions with CNX Gas and Philip W. Baxter, director of CEI, will resign from the CEI board of directors to become Chairman of CNX Gas. Certain other directors of CEI (J. Brett Harvey, James E. Altmeyer, Sr. and Raj K. Gupta) will serve on both CEI’s and CNX Gas’ boards of directors. CNX Gas will put in place its own compensation plans and other arrangements with its employees and management as well as grant stock options to certain existing employees of CEI.

It is projected that capital expenditures and production of the gas business for the indicated years will be as follows:

	2005	2006	2007	2008
DD&A (in $MM)	38	49	61	75
Capital Expenditures (in $MM)	95	154	201	205
Production (net Bcf)	50	56	66	76

Upon completion of the CNX Gas private transaction, CEI expects to receive a dividend equal to the net proceeds which could range from approximately $340 million to $390 million.

Forward-looking statements: CONSOL Energy is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, CONSOL Energy. With the exception of historical matters, any matters discussed are forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: our ability to have qualified people to meet replacement and expansion needs; the continued incurrence of losses in future periods; our ability to comply with restrictions imposed by our senior credit facility; a loss of our competitive position because of the competitive nature of the coal and gas markets; a decline in prices we receive for our coal and gas affecting our operating results and cash flows; the inability to produce a sufficient amount of coal to fulfill our customers’ requirements which could result in our customers initiating claims against us; reliance on customers extending existing contracts or entering into new long-term contracts for coal; reliance on major customers; the creditworthiness of our customer base declining; the risks inherent in coal mining being subject to unexpected disruptions, including geological conditions, equipment failure, fires, accidents and weather conditions which could cause our results to deteriorate; uncertainties in estimating our economically recoverable coal and gas reserves; risks in exploring for and producing gas; the disruption of rail, barge and other systems which deliver our coal, or pipeline systems which deliver our gas; the effects of government regulation; obtaining governmental permits and approvals for our operations; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion; the effects of mine closing, reclamation and certain other liabilities; excessive lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan; increased exposure to workers’ compensation and black lung benefit liabilities; the outcome of various asbestos litigation cases; our ability to comply with laws or regulations requiring that we obtain surety bonds for workers’ compensation and other statutory requirements; results of one or more purported class action lawsuits against us and certain of our officers alleging that the defendants issued false and misleading statements to the public and seeking damages and costs; the anti-takeover effects of our rights plan could prevent a change of control; and our ability to service debt and pay dividends is dependent upon us receiving distributions from our subsidiaries.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CONSOL ENERGY INC.

Dated: July 7, 2005	By:	/s/ P. Jerome Richey
	Name:	P. Jerome Richey
	Title:	Vice President and General Counsel